UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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INVENTIV HEALTH, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 29, 2010

Dear Fellow Stockholder:

        You are cordially invited to attend the 2010 Annual Meeting of Stockholders of inVentiv Health, Inc. (the "Company"), which will be held at 1180 Avenue of the Americas, 10th Floor (Times Square Conference Room), New York, NY 10036, on June 8, 2010 at 9:00 a.m., EST.

        The business to be conducted at the Annual Meeting is described in the Notice of Annual Meeting and the Proxy Statement. In accordance with U.S. Securities and Exchange Commission rules, we are using the Internet as our primary means of furnishing proxy materials to shareholders. Consequently, most shareholders will not receive paper copies of our proxy materials. We will instead send these shareholders a notice with instructions for accessing the proxy materials and voting via the Internet. The notice also provides information on how shareholders may obtain paper copies of our proxy materials if they so choose.

        Whether or not you are personally able to attend the Annual Meeting, please complete, sign and date the enclosed proxy card and return it in the enclosed postage paid envelope as soon as possible, or follow the instructions to vote online or by telephone. Your vote is very important. Submitting your vote by proxy will not limit your right to attend the meeting and vote in person. If you are a registered stockholder planning to attend the meeting, please check the appropriate box on the proxy card and retain the bottom portion of the card as your admission ticket.

          Internet and telephone voting are available until 11:59 p.m. Eastern Daylight Saving Time on the day prior to the meeting.  Please make sure to follow the Internet or telephone voting instructions on the proxy card if you are not planning to attend the meeting.

         On behalf of the Board of Directors and the employees of inVentiv Health, Inc., I would like to express my appreciation for your continued interest in the affairs of the Company.

Sincerely,

/s/ R. Blane Walter

R. Blane Walter
Chief Executive Officer

INVENTIV HEALTH, INC.
500 Atrium Drive
Somerset, New Jersey 08873

NOTICE OF 2010 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 8, 2010

April 29, 2010

To Our Stockholders:

You are cordially invited to attend the 2010 Annual Meeting of Stockholders of inVentiv Health, Inc. (the "Company") to be held at 1180 Avenue of the Americas, 10th Floor (Times Square Conference Room), New York, NY 10036, on June 8, 2010 at 9:00 a.m., EST, for the following purposes:

1.	To elect seven (7) directors of the Company;

2.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2010; and

3.	To transact such other business as may properly come before the meeting.

Only stockholders of record at the close of business on April 12, 2010 will be entitled to notice of, and to vote at, the meeting.

YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE FILL IN, SIGN, DATE AND MAIL THE ENCLOSED PROXY OR VOTE VIA THE INTERNET OR BY TELEPHONE AS PROMPTLY AS POSSIBLE.

IF YOU DO NOT PLAN TO ATTEND THE ANNUAL MEETING, PLEASE MARK THE APPROPRIATE BOX ON YOUR PROXY CARD. AN ADMISSION CARD IS INCLUDED IF YOU ARE A STOCKHOLDER OF RECORD. IF YOUR SHARES ARE HELD IN STREET NAME, AN ADMISSION CARD IN THE FORM OF A LEGAL PROXY WILL BE SENT TO YOU BY YOUR BROKER. IF YOU DO NOT RECEIVE THE LEGAL PROXY IN TIME, YOU WILL BE ADMITTED TO THE ANNUAL MEETING BY SHOWING YOUR MOST RECENT BROKERAGE STATEMENT VERIFYING YOUR OWNERSHIP OF COMMON STOCK AS OF THE RECORD DATE.

By Order of the Board of Directors,

                                                                                                                                                                                /s/ David S. Bassin

David S. Bassin
Secretary

INTERNET AVAILABILITY OF PROXY MATERIALS

In accordance with U.S. Securities and Exchange Commission rules, we are using the Internet as our primary means of furnishing proxy materials to shareholders. Consequently, most shareholders will not receive paper copies of our proxy materials. We will instead send these shareholders a Notice of Internet Availability of Proxy Materials with instructions for accessing the proxy materials, including our proxy statement and annual report, and voting via the Internet or by telephone. The Notice of Internet Availability of Proxy Materials also provides information on how shareholders may obtain paper copies of our proxy materials if they so choose. This Proxy Statement and our 2009 Annual Report to Stockholders are available at www.inventivhealth.com.

INVENTIV HEALTH, INC.
500 Atrium Drive
Somerset, New Jersey 08873

ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 8, 2010

PROXY STATEMENT

GENERAL INFORMATION

General

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of inVentiv Health, Inc. (the “Company”) for use at the 2010 Annual Meeting of Stockholders to be held at 1180 Avenue of the Americas, 10th Floor (Times Square Conference Room), New York, NY 10036, on June 8, 2010 at 9:00 a.m., EST.  The proposals to be acted upon are set forth in the accompanying Notice of Annual Meeting.   Each proposal is described in more detail in this Proxy Statement.

This Proxy Statement and the form of proxy are first being made available to the Company's stockholders on April 29, 2010.  The Company is mailing its Annual Report to Stockholders for the year ended December 31, 2009, along with this Proxy Statement and the enclosed proxy.  The 2009 Annual Report to Stockholders does not form any part of the materials for the solicitation of proxies.

Record Date, Share Ownership and Voting

                Stockholders of record at the close of business on April 12, 2010 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting and at any adjournment(s) thereof. At the Record Date, 33,885,361 shares of our Common Stock, par value $0.001 per share (“Common Stock”), were issued and outstanding.  Each stockholder of record will be entitled to one vote for each share of Common Stock held of record as of the Record Date.

As an alternative to voting in person at the Annual Meeting, stockholders whose shares are registered in their own names may vote via the Internet or by telephone or, for those stockholders who receive a paper proxy card in the mail, by mailing a completed proxy card. If you hold your shares in "street name" through a broker or other nominee, you may be able to vote by telephone or electronically through the Internet in accordance with the voting instructions provided by that institution.  The Notice of Internet Availability of Proxy Materials provides instructions on how to access your proxy card, which contains instructions on how to vote via the Internet or by telephone.  Those stockholders who receive a paper proxy card and voting instructions by mail, and who elect to vote by mail, should sign and return the mailed proxy card in the prepaid and addressed envelope that was enclosed with the proxy materials, and your shares will be voted at the Annual Meeting in the manner you direct.  If instructions are not given, proxies will be voted "FOR" election of each nominee for director named herein and each of the other proposals described herein.  A properly executed proxy marked "WITHHOLD" with respect to the election of one or more directors will not be voted with respect to the director or directors indicated.

Discretionary authority is provided in the proxy as to any matters not specifically referred to therein. Except for the matters discussed in this Proxy Statement and reflected in the proxy, management is not aware of any other matters which are likely to be brought before the Annual Meeting. If any such matters properly come before the Annual Meeting, however, the persons named in the proxy are fully authorized to vote thereon in accordance with their judgment and discretion.

Proposal 1 (election of directors) is subject to approval by a majority vote as implemented in accordance with our Corporate Governance Policy on Majority Voting, which is included as Appendix A to this Proxy Statement. Under our by-laws, in an uncontested election, directors are elected by a majority of the votes cast, which means that in order to be elected, the number of votes "for" the election of a director must exceed the number of shares as to which authority to vote is withheld for that director. However, under Delaware law, a director's term extends until his successor is elected and qualified. In order to give effect to the majority vote standard for the election of directors in an uncontested election under our bylaws, each incumbent director who has been nominated for reelection has submitted a resignation effective upon such director receiving less than a majority of the votes cast at the Annual Meeting, which resignation will become irrevocable upon acceptance by the Board of Directors but will automatically become void if the election is determined to be a contested election as of the time voting for directors is determined (in which event directors would be elected by a plurality of the votes cast). If an incumbent director who is nominated for reelection is not reelected, the Board of Directors will determine, through a process managed by the Nominating and Corporate Governance Committee, whether to accept or reject the tendered resignation at the next regularly scheduled meeting following the Board's annual meeting without the participation of the non-elected director. Unless the Board of Directors determines that retention of the director is clearly in the best interests of the Company, the Board of Directors will accept the resignation. If the resignation is not accepted, the director will remain in office for the succeeding term.  If the resignation is accepted, the Board of Directors will either fill the resulting vacancy or decrease the size of the Board of Directors.

Proposal 2 (ratification of appointment of independent registered public accounting firm) is subject to approval by a majority of the votes cast with respect to the particular matter.

Quorum; Abstentions; Broker Non-Votes

Our Bylaws provide that stockholders holding a majority of the shares of Common Stock issued and outstanding and entitled to vote on the Record Date shall constitute a quorum at meetings of stockholders. Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count “FOR” and “AGAINST” (or, with respect to the election of directors, “WITHHOLD”) votes, abstentions and broker non-votes. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner. Broker non-votes are not counted toward votes cast and therefore have no effect on any proposal. Abstentions have no effect on the election of directors but are treated as votes cast for purposes of Proposal 2 and therefore have the same effect as votes against Proposal 2. Broker non-votes and abstentions will be counted for purposes of determining the presence or absence of a quorum for the transaction of business.

Revocability of Proxies

You may revoke or change a previously delivered proxy at any time before the Annual Meeting by delivering another proxy with a later date, by voting again via the Internet or by telephone, or by delivering written notice of revocation of your proxy addressed as follows: inVentiv Health, Inc., 500 Atrium Drive, Somerset, NJ, 08873, Attention: Corporate Secretary. You may also revoke your proxy by attending the Annual Meeting and voting in person, although attendance at the Annual Meeting will not, in and of itself, revoke a valid proxy that was previously delivered. If you hold shares through a bank or brokerage firm, you must contact that bank or brokerage firm to revoke any prior voting instructions.

Costs of Proxy Solicitation; Means of Solicitation

The Company will pay the entire cost of this solicitation of proxies, including the preparation, assembly, printing, and mailing of the Notice of Internet Availability of Proxy Materials, this Proxy Statement, the proxy and any additional solicitation material that the Company may provide to stockholders.  In addition to the solicitation of proxies by mail, proxies may be solicited by personal interview, telephone, telecopy and telegram. Officers and employees of the Company will not receive compensation for proxy solicitation services, which will be performed in addition to their regular duties.

              The Company has made arrangements with brokerage firms, banks, nominees and other fiduciaries to forward proxy solicitation material for shares held of record by them to the beneficial owners of such shares. The Company will reimburse such persons for their reasonable out-of-pocket expenses in forwarding such material.

NOMINEES FOR THE BOARD OF DIRECTORS

Biographical Information

The Board of Directors (the “Board”) has nominated the following seven incumbent directors for election to the Board:  Eran Broshy, R. Blane Walter, Terrell G. Herring, Mark E. Jennings, Per G.H. Lofberg, A. Clayton Perfall and Craig Saxton, M.D.

If elected, each of the following nominees will serve for a one-year term expiring at the 2010 Annual Meeting and until his successor is elected and qualified.  Certain additional information regarding each of the nominees, as of the Record Date, is set forth below.

Name and present position with the Company	Biography
Eran Broshy,
Chairman and Director
Mr. Broshy, age 51, is Chairman of the Board of the Company.  Mr. Broshy served as Chief Executive Officer and a Director of the Company from June 1999 until June 2008 and as Executive Chairman from June 2008 until July 2009.
Mr. Broshy has over 25 years' management and consulting experience within the healthcare industry. He currently serves as a senior advisor to Providence Equity LLC, the world’s leading private equity firm focused on media and information.  Prior to joining the Company Mr. Broshy served as the Partner responsible for the healthcare practice of The Boston Consulting Group (BCG) across the Americas. During his fourteen-year tenure at BCG from 1984 to 1998, Mr. Broshy consulted widely with senior executives from a number of the major global pharmaceutical manufacturers, managed care organizations, and academic medical centers, and advised on a range of strategic, organizational and operational issues. Mr. Broshy has also served as President and Chief Executive Officer of Coelacanth Corporation, a privately-held biotechnology company.
Mr. Broshy currently also serves as a Director of Magellan Health Services and ikaSystems Corporation and is on the Simon Wiesenthal Center’s NY Executive Board and the MIT Visiting Committee for the Social Sciences. Mr. Broshy served as a Director of Neurogen Corporation from July 2003 until its acquisition by Ligand Pharmaceuticals, Inc. in December 2009 and of Union Street Acquisition Corp. from August 2006 until November 2008.

The Board believes that Mr. Broshy's extensive background in the healthcare industry, including as the Chief Executive Officer of the Company for a decade, as well as his personal character, position him to make valuable contributions as a member of the Board.

R. Blane Walter,
Chief Executive Officer and Director
Mr. Walter, age 39, is the Chief Executive Officer of the Company and has been an executive officer and Director of the Company since October 2005.  Mr. Walter has responsibility for providing strategic vision for the Company, overseeing its four major operating divisions and developing integrated solutions to meet client needs.  Mr. Walter's previous positions at the Company have included serving as President of the Company and as President and Chief Executive Officer of the inVentiv Communications division.
Mr. Walter served as Chairman and Chief Executive Officer of inChord Communications, Inc. prior to its acquisition by the Company in October 2005. Mr. Walter joined inChord in 1994 and purchased the company in 2000. Under his direction, inChord became the largest privately-held healthcare communication company in the world, working with 16 of the world's top 20 healthcare companies and serving clients around the world through a global network with offices in 13 countries.  Prior to joining inChord, Mr. Walter worked as a financial analyst in New York City for Smith Barney in mergers and acquisitions.

The Board believes that Mr. Walter's leadership role as Chief Executive Officer of the Company and his extensive background in healthcare marketing and communications, as well as his personal character, position him to make valuable contributions as a member of the Board.

Terrell G. Herring,
Director
Mr. Herring, age 46, has been a Director of the Company since October 2005.  Mr. Herring is the President of the Pharmaceutical Division of Mission Pharmacal and has more than 24 years of experience in the pharmaceutical industry.  Mr. Herring held a variety of leadership positions with the Company from 1999 until 2009, including serving as the Company's President and Chief Operating Officer; President and Chief Executive Officer of the Company's inVentiv Commercial division; and Chief Executive Officer of the Company's inVentiv Patient Outcomes division. Prior to joining the Company, Mr. Herring was the Senior National Sales Director at Noven Pharmaceuticals and held various sales management, training and development, marketing, and operations positions at both Ciba-Geigy and Solvay Pharmaceuticals.
The Board believes that Mr. Herring's extensive background in the pharmaceutical industry, as well as his personal character, position him to make valuable contributions as a member of the Board.

Mark E. Jennings,
Director
Mr. Jennings, age 47, has been a Director of the Company since February 2005. Mr. Jennings is the Managing Partner and co-founder of Generation Partners, a $325 million private investment firm focused on providing growth capital to companies primarily in the business & information services, media/entertainment and healthcare sectors. Prior to founding Generation in 1995, Mr. Jennings was a Partner of Centre Partners, a private investment firm affiliated with Lazard Freres & Co. Mr. Jennings began his career at Goldman Sachs & Co. where he advised companies in the areas of financial strategy, public offerings, mergers & acquisitions and leveraged buyouts. Through Generation and predecessor firms, he has invested in more than 50 companies and has served as a director on 23 boards. Mr. Jennings currently serves on the Board of Directors of Virtual Radiologic, Inc. and Six Flags, Inc. and on the Health Policy & Management Executive Council of the Harvard School of Public Service.  Mr. Jennings is also the Chairman of the Board of Trustees of Post University, a 115 year-old University in Connecticut.

The Board believes that Mr. Jennings' extensive experience as a investor in the healthcare and other industries, and his leadership roles on the boards and board committees of numerous public and private companies, as well as his personal character, position him to make valuable contributions as a member of the Board..

Per G.H. Lofberg,
Director
Mr. Lofberg, age 62, has been a director of the Company since February 2005. Mr. Lofberg  has been the Executive Vice President of CVS Caremark Corporation and President of Caremark Pharmacy Services since January 2010.  Mr. Lofberg brings more than 30 years of experience in the pharmaceutical and health care industry to the Company.  Prior to joining CVS Caremark, Mr. Lofberg served as President and CEO of Generation Health, Inc., where he was responsible for the day-to-day operations of the company.  From 1993 to 2000, Mr. Lofberg was Chairman of Merck-Medco Managed Care, LLC  As Chairman and President of Merck-Medco, Mr. Lofberg was instrumental in making the company a leader in prescription drug benefits, the world’s largest online pharmacy, and an important nexus of connectivity among doctors, patients, and insurers.  As CEO and co-founder of Merck Capital Ventures, a $100 million venture capital fund, from 2000 to 2008, Mr. Lofberg evaluated and guided the work of several companies developing technology-based solutions for the pharmaceutical industry.  Prior to joining Merck-Medco, Mr. Lofberg was a Partner at The Boston Consulting Group and oversaw the firm’s worldwide healthcare practice.  Mr. Lofberg serves on the board of Xenoport, Inc. and several private companies, including Decision Resources, Inc., PHT Corporation, Cytel Inc., VisEn Medical Inc., and ImpactRx Inc.

The Board believes that Mr. Lofberg's extensive background in the pharmaceutical and healthcare industries, including his leadership and executive roles, as well as his personal character, position him to make valuable contributions as a member of the Board..

A. Clayton Perfall,
Director
Mr. Perfall, age 51, has been a director of the Company since its separation from Snyder Communications, Inc. in September 1999. He currently serves as the Chief Executive Officer of Archway Marketing Services, Inc., a provider of outsourced marketing supply chain management services.  From October 2001 through October 2008, Mr. Perfall served as Chief Executive Officer of AHL Services, Inc. Mr. Perfall also served as President and Chief Executive Officer, and a director, of Union Street Acquisition Corp from July 2006 through November 2008. From September 1996 through September 2000, Mr. Perfall served as Chief Financial Officer of Snyder Communications, Inc.  Prior to joining Snyder Communications, Mr. Perfall was a Partner with Arthur Andersen LLP.  Mr. Perfall is a Director of Comstock Homebuilding Companies.

The Board believes that Mr. Perfall's extensive financial and operational background, including his experiences as a public company executive officer, as well as his personal character, position him to make valuable contributions as a member of the Board..

Craig Saxton, M.D.,
Director
Dr. Saxton, age 67, has been a director of the Company since December 2006. Dr. Saxton brings over 42 years of experience in pharmaceutical drug development to the Company, initially as a clinical investigator and later through more than 25 years with Pfizer Inc. until his retirement in 2001.  During his time with Pfizer, Dr. Saxton worked in a variety of positions in both Europe and the USA in the R&D and International commercial divisions.  Throughout the 1990’s, Dr. Saxton was responsible for Pfizer’s worldwide pre-clinical and clinical development operations, a period in which Pfizer enjoyed it’s most successful growth powered by an unprecedented number of worldwide approvals and launches of new chemical entity pharmaceutical products.  Each of these numerous approved products subsequently achieved peak sales in excess of $750 million dollars, totaling more than $25 billion in annual revenue in recent years.
Dr. Saxton is a director of Conjuchem Inc.  Dr. Saxton served as a Director of Tularik Inc. from 2001 until it’s acquisition by Amgen in 2004. He also served as a Director of Neurogen from 2001 to 2005 and then as Chairman of the Board of Directors of the company until its acquisition by Ligand Pharmaceuticals, Inc. in December 2009.

The Board believes that Dr. Saxton's extensive background in the pharmaceutical industry, as well as his personal character, position him to make valuable contributions as a member of the Board.

Functions and Meetings of the Board of Directors

Corporate Governance

Director Independence.    The Board has determined that four of its seven incumbent directors satisfy the director independence criteria adopted by the NASDAQ Stock Market ("NASDAQ"), the exchange on which our common stock is traded.  The following directors were determined to be independent within the meaning of NASDAQ rules:

Mark E. Jennings
Per G.H. Lofberg
A. Clayton Perfall
Craig Saxton, M.D.

R. Blane Walter, who is an executive officer of the Company, and Eran Broshy and Terrell G. Herring, who are former executive officers of the Company, were not deemed independent.

The NASDAQ rules have both objective tests and a subjective test for determining independence.  The objective tests establish categories of transactions which preclude a finding of independence.  The subject tests states that an independent director must be a person who lacks a relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.  None of the non-employee directors were disqualified from "independent" status under these tests.  No transactions, relationships or arrangements were considered by the Board in making a determination of independence other than those described below under "Certain Relationships and Related Transactions".

In addition to the board-level standards for director independence, the directors who serve on the Audit Committee each satisfy additional audit committee independence standards established by the Securities and Exchange Commission (the “SEC”), which provide that in order to serve on the Audit Committee, members of the Audit Committee may not accept directly or indirectly any consulting, advisory or other compensatory fee from the Company other than that director compensation.

Executive Sessions of Independent Directors. The independent members of the Board meet in executive session no less than two times per year in conjunction with regularly scheduled Board meetings.

Communicating with the Board of Directors.    The Board provides a process for stockholders to send communications to the Board or any individual director.  Stockholders may send written communications to the Board or any director c/o inVentiv Health, Inc., 500 Atrium Drive, Somerset, New Jersey 08873.  The Board has instructed our Corporate Secretary to review such correspondence and, in his discretion, not to forward items if he deems them to be of a commercial or frivolous nature or otherwise inappropriate for the Board’s consideration.

Director Attendance at Annual Meetings.  The Company has adopted a policy that strongly encourages, but does not require, directors to attend each Annual Meeting, subject to exigent or unforeseeable circumstances that may prevent such attendance.  Six out of our seven incumbent directors attended the Company’s 2009 Annual Meeting.

Code of Business Conduct and Ethics.    It is our policy that all employees must avoid any activity that is or has the appearance of being hostile, adverse, or competitive with the Company, or that interferes with the proper performance of their duties, responsibilities, or loyalty to the Company.  Our Code of Business Conduct and Ethics applies to all officers, directors and employees and contains these policies.  The Code of Business Conduct and Ethics can be accessed in the "Investor Relations — Corporate Governance" section of our website at www.inventivhealth.com.  The purpose of the Code of Business Conduct and Ethics is to deter wrongdoing and to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; full, fair, accurate, timely and understandable disclosure in periodic reports required to be filed by the Company; and compliance with all applicable rules and regulations that apply to the Company and its officers and directors.

Board Leadership Structure

Eran Broshy serves as the Chairman of our Board of Directors.  Mr. Broshy was Chief Executive Officer of the Company from June 1999 until June 2008 and served as Executive Chairman thereafter until August 2009.  The Board believes that the separation of the Chairman and Chief Executive Officer position best serves the Company's current interests, particularly given the unique perspective Mr. Broshy brings to his position as Chairman by virtue of having served as a founding member of management and an executive of the Company for a decade.  The Board has not adopted a formal policy delineating the Board's leadership structure, however, and retains the flexibility to implement a structure that best suits the Company's particular circumstances and characteristics as they evolve.  The Board believes it is important to retain the flexibility to allocate the responsibilities of the offices of the Chairman and the Chief Executive Officer as it deems appropriate at the time.

The Nominating and Governance Committee has concluded that the current leadership structure enables the Board to fully satisfy its role of independent oversight of management and the Company. The Board has not designated a Lead Independent Director; as indicated above, the independent members of the Board meet regularly in executive session.

Board Meetings

The Board held five meetings or teleconference calls during 2009.  No director attended fewer than 75% of the aggregate of the total of Board and Committee meetings during the past year.

Committees of the Board

The Board delegates various responsibilities and authority to different Board committees. Committees regularly report on their activities and actions to the full Board. The Board currently has, and appoints the members of, standing Audit, Compensation and Nominating and Corporate Governance Committees.  The Board has determined each member of the Audit, Compensation and Nominating and Corporate Governance Committees to be an independent director in accordance with NASDAQ standards. Each of the Board committees has a written charter approved by the Board. We post copies of each charter on our Web site at www.inventivhealth.com under the “Investor Relations -- Corporate Governance” section. Each committee can engage outside experts, advisers, and counsel to assist the committee in its work.

Audit Committee.  The Audit Committee is comprised of Messrs. Perfall (Chairman), Saxton and Jennings.  The Board has determined that Mr. Perfall qualifies as an “audit committee financial expert” as defined by the rules of the SEC.  The Audit Committee assists the Board in its general oversight of our financial reporting, internal controls and audit functions, and is responsible for the appointment, retention, compensation, and oversight of the work of our independent registered public accounting firm.  The Audit Committee held five meetings in 2009.  At each of its meetings, the Committee met with senior members of our financial management team and our independent registered public accounting firm.

Compensation Committee.  The Compensation Committee is comprised of Messrs. Lofberg (Chairman) and Jennings, with Mr. Saxton serving as an alternate member of the Compensation Committee.  The Compensation Committee has authority for reviewing and determining salaries, performance-based incentives, and other matters related to the compensation of our executive officers, and administering our stock option plans, including reviewing and granting stock options to our executive officers.  The Compensation Committee also reviews and determines various other compensation policies and matters, including making recommendations to the Board with respect to employee compensation and benefit plans generally.  The Compensation Committee has the power to delegate to officers of the Company the authority to award equity incentive compensation to non-executive personnel in accordance with detailed guidelines and aggregate limits established by the Compensation Committee. The Compensation Committee held seven meetings in 2009.

               Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee is comprised of Messrs. Saxton (Chairman), and Jennings.  The responsibilities of the Nominating and Corporate Governance Committee include identifying and recommending to the Board appropriate director nominee candidates and providing oversight with respect to corporate governance matters. The Nominating and Corporate Governance held two meetings in 2009.

Board Criteria and Director Nomination Procedures.    The Nominating and Corporate Governance Committee develops and recommends to the Board criteria and procedures for the selection and evaluation of individuals to serve as directors. It also reviews and periodically makes recommendations to the Board regarding the composition, size, structure, practices, policies and activities of the Board and its committees. In making its assessment and in identifying and evaluating director nominees, the Nominating and Corporate Governance Committee takes into account the qualification of existing directors for continuing service or re-nomination and the overall service to the Company during the term of his or her incumbency, including the number of meetings attended, level of participation, quality of performance, and any circumstances that have presented or are expected to present a conflict of interest on the part of the director with the Company.

The Nominating and Corporate Governance Committee has recommended, and the Board has approved, minimum qualifications for directors.  These minimum criteria include satisfying high ethical standards and being able to read and understand basic financial statements. The composition of the Board as a whole should reflect substantial experience in broad areas important to the Company’s operations, such as business, finance, government, law, medicine and/or science, and the composition of the Board should reflect sensitivity to the need for diversity as to gender, ethnic background and experience.  Although the Board does not have a formal Board diversity policy, these minimum criteria were recently revised to recognize diversity of Board composition as an explicit objective, and this revision reflects the Nominating and Corporate Governance Committee's historical practice of vetting a diverse body of candidates when Board openings arise.

The Nominating and Corporate Governance Committee will consider written proposals from stockholders for nominees for director. All bona fide shareholder-recommended candidates will be considered on the same basis as other candidates.  Any such nominations should be submitted to the Chairman of the Nominating and Corporate Governance Committee, c/o inVentiv Health, Inc., 500 Atrium Drive, Somerset, New Jersey 08873, and should include the following: (a) all information relating to such nominee that is required to be disclosed pursuant to Regulation 14A under the Securities Exchange Act of 1934 (including such person's written consent to being named in the proxy statement as a nominee and to serving as director if elected); (b) whether the candidate qualifies as “independent” under NASDAQ rules and for service on the Audit Committee under SEC rules; (c) the name and address of the recommending shareholder, as they appear on the Company's books, and of any beneficial owner on whose behalf the recommendation is made; (d) the class and number of shares of the Company that are beneficially owned and held of record by such shareholder and any such beneficial owner; (e) information regarding whether the recommending shareholder, beneficial owner or candidate or their affiliates have any plans or proposals for the Company; and (f) whether the recommending shareholder, beneficial owner or candidate seeks to use the nomination to redress personal claims or grievances against the Company or to further personal interests or special interests not shared by shareholders at large.

The Board’s Role in Risk Oversight

The Board provides oversight of the Company’s risk management practices. The Board reviews material risks associated with the Company’s business plan periodically as part of its consideration of the ongoing operations and strategic direction of the Company. At meetings of the Board and its committees, directors receive periodic updates from management regarding risk management activities. Outside of formal meetings, the Board, its committees and individual Board members have full access to senior executives and other key employees.

Each of the committees of the Board oversees the management of material risks that fall within such committee’s areas of responsibility. In performing this function, each committee has full access to management, as well as the ability to engage advisors.

A primary function of the Audit Committee is to assist the Board in the oversight of the identification and management of risk. The Company maintains an Internal Audit Department to provide the Audit Committee and management with ongoing assessments of the Company's risk management processes and system of internal control.  The Audit Committee regularly reviews risk management activities related to the financial statements, legal and compliance matters, information technology and other key areas. The Audit Committee also periodically meets in executive session with representatives from the Company’s independent registered public accounting firm. The Audit Committee refers risk management matters to the full Board for discussion as appropriate.

The Compensation Committee considers risks related to the attraction and retention of talent and the design of the Company's compensation programs.  At the Compensation Committee’s request, Frederic W. Cook & Co., Inc., the Compensation Committee's independent compensation consultant, worked with management in the first quarter of 2010 to conduct a risk assessment of all of the compensation programs of the Company. This assessment included an inventory of all compensation programs, including incentive compensation plans currently in place at the Company, a review of the design and features of the Company’s compensation programs with key members of the human resources department, and an assessment of program design and features relative to compensation risk factors. The Compensation Committee also reviewed the inventory of compensation programs and the compensation risk assessment to determine if any material risks were likely to arise from our compensation policies and programs and to determine whether these risks are reasonably likely to have a material adverse effect on our business.  Based on the foregoing analyses, the Compensation Committee determined that any risks arising from the Company's compensation policies and practices for its employees are not reasonably likely to have a material adverse effect on the Company.

The Nominating and Corporate Governance Committee considers various risks including those related to the succession planning, governance matters and the identification of qualified individuals to become Board members.

BENEFICIAL OWNERSHIP OF SECURITIES AND RELATED MATTERS

The following table sets forth certain information, to our knowledge, as of the Record Date (except as otherwise noted), with respect to the beneficial ownership of the Common Stock by (i) each person known to us to be the beneficial owner of more than 5% of the outstanding Common Stock, (ii) each director and nominee for director, (iii) each of our executive officers named in the Summary Compensation Table under "Executive Compensation," and (iv) all of our directors and executive officers as a group.

Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table below have sole voting and investment power with respect to all shares of Common Stock beneficially owned. The number of shares beneficially owned by each person or group as of the Record Date includes shares of Common Stock that such person or group had the right to acquire on or within 60 days after the Record Date and unvested restricted shares of Common Stock with respect to which such person or group exercises voting power.

None of our executive officers, directors or director nominees have pledged or collateralized shares of our Common Stock owned by them.

Name and Address of Beneficial Owner (1)	Number of Shares and Nature of Beneficial Ownership	Percent of Class (2)
Eran Broshy (3)	699,543	2.1%
R. Blane Walter (4)	1,561,048	4.6%
A. Clayton Perfall	46,726	*
Mark E. Jennings	66,697	*
Per G.H. Lofberg	16,933	*
Dr. Craig Saxton (5)	15,000	*
David S. Bassin (6)	115,300	*
Terrell G. Herring (7)	67,336	*
Nat Krishnamurti (8)	19,402	*
Cadian Capital Management (9)	2,930,789	8.7%
BlackRock, Inc. (10)	2,665,840	7.9%
Obsidian Management LLC (11)	2,379,200	7.0%

All directors and executive officers as a group (9 persons)	2,607,985	7.7%
* Denotes less than 1%.
(1)	Except as otherwise specified below, the address for each such beneficial owner is c/o inVentiv Health, Inc., 500 Atrium Drive, Somerset, New Jersey 08873
(2)
Percentage ownership is calculated by dividing the number of shares beneficially owned by each person or group listed in the table by the sum of the 33,885,361 shares of Common Stock outstanding on the Record Date plus the shares of Common Stock that such person or group had the right to acquire on or within 60 days after the Record Date.

(3)
Includes 459,138 shares of Common Stock issuable upon exercise of options exercisable on or within 60 days from the Record Date.  In addition, Mr. Broshy holds an interest in a Private Fund to which shares of our common stock were contributed in exchange for such interest. Under certain circumstances, Mr. Broshy may receive shares of common stock held by the Private Fund in satisfaction of redemption rights. No such shares have been included in Mr. Broshy's beneficial ownership of common stock set forth in the above table.

(4)
Includes 115,808 shares of Common Stock issuable upon exercise of options, 98,361 shares which were vested as of the Record Date and 17,447 shares of which will vest within 60 days of the Record Date. Also includes 976,690 shares of Common Stock held by grantor retainer annuity trusts, of which Mr. Walter is both the grantor and the trustee.

(5)	Includes 5,000 shares of Common Stock issuable upon exercise of options exercisable on or within 60 days from the Record Date.
(6)	Includes 61,622 shares of Common Stock issuable upon exercise of options exercisable on or within 60 days from the Record Date.
(7)	Includes 30,076 shares of Common Stock issuable upon exercise of options exercisable on or within 60 days from the Record Date.
(8)	Includes 5,625 shares of Common Stock issuable upon exercise of options exercisable on or within 60 days from the Record Date.
(9)	Ownership is as reported in the Schedule 13G/A filed by Cadian Capital Management, LLC (“Cadian”) on February 16, 2010. Cadian’s address is 461 Fifth Avenue, 24th Floor, New York, NY 10017.
(10)	Ownership is as reported in the Schedule 13G filed by BlackRock, Inc. (“BlackRock”)on January 29, 2010. BlackRock’s address is 40 East 52nd Street, New York, NY 10022.
(11)	Ownership is as reported in the Schedule 13G filed by Obsidian Management LLC (“Obsidian”) on November 9, 2009. Obsidian’s address is 400 East 84nd Street, Apt. 39C, New York, NY 10028.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and persons who beneficially own more than ten percent (10%) of a registered class of our equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and NASDAQ. In addition, under Section 16(a), trusts for which a reporting person is a trustee and a beneficiary (or for which a member of his immediate family is a beneficiary) may have a separate reporting obligation with regard to ownership of our Common Stock and other equity securities. Such reporting persons are required by rules of the Securities and Exchange Commission to furnish us with copies of all Section 16(a) reports they file. Based upon a review of the copies of such forms furnished to us and written representations from and communications with our executive officers, directors and greater than ten percent (10%) beneficial stockholders, we believe that during 2009, all transactions were timely reported.

INFORMATION CONCERNING EXECUTIVE OFFICERS

The following table sets forth certain information concerning our current executive officers:

Name	Age	Positions with Company
R. Blane Walter	39	Chief Executive Officer and Director
David Bassin	38	Chief Financial Officer and Secretary
Nat Krishnamurti	38	Chief Accounting Officer

R. Blane Walter – please refer to the section entitled “Board of Directors” for a discussion of Mr. Walter.

David Bassin – Mr. Bassin was elected as the Chief Financial Officer and Secretary of the Company in May 2007.  Prior to that, he held various management positions with the Company since its spin-off from Snyder Communications, Inc. in 1999, most recently as Chief Financial Officer and Chief Operating Officer of the Company's inVentiv Commercial division, with responsibility for providing financial, strategic and operational management for all of the inVentiv Commercial business units.  From 1997 to 1999, Mr. Bassin served as the Business and Financial Strategies Group Manager for Snyder Communications, Inc.  Mr. Bassin began his business career as an auditor with Arthur Andersen from 1993 to 1997.  Mr. Bassin is a Certified Public Accountant.

Nat Krishnamurti - Mr. Krishnamurti was elected as Chief Accounting Officer in December 2009.  Mr. Krishnamurti has been with the Company since May 2000 and has served in various management roles within the Company’s Corporate Finance team, most recently as the Vice President, Corporate Finance since October 2004.  He has been responsible for a wide range of corporate finance functions within the Company, including corporate finance strategy, SEC and financial reporting, forecasting, treasury and corporate taxation.  Prior to joining the Company, Mr. Krishnamurti had over six years of financial and accounting experience, most recently as an auditor at PriceWaterhouse Coopers LLP.  Mr. Krishnamurti is a Certified Public Accountant.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy

The Compensation Committee of the Board of Directors oversees, reviews and administers the Company's executive compensation program.  The Compensation Committee seeks to:

•	align the interests of executive officers with the long-term interests of the Company's stockholders;
•	motivate executive officers to achieve specified performance targets on an annual basis;
•	recognize and reward current year performance;
•	establish retention incentives for executive officers; and
•	establish competitive levels of annual and long-term incentive compensation.

The Compensation Committee believes that these objectives are best accomplished in a flexible framework using a dynamic approach that responds to the specific requirements of the Company in an innovative industry and a competitive marketplace.  The Compensation Committee believes that a significant portion of compensation opportunity should be directly related to Company stock performance and other factors that directly and indirectly influence shareholder value.

Compensation Methodology

The Compensation Committee pursues its executive compensation objectives by:

•	establishing a mix of annual and long-term compensation elements that is appropriately structured to simultaneously achieve retention objectives and alignment with stockholder interests;
•	including substantial variable compensation components that are at risk based on achievement of budgeted financial objectives; and
•	maintaining a pay for performance environment that recognizes individual and enterprise accomplishment.

When setting each individual executive officer's compensation, the Compensation Committee takes into account peer group data, Company performance, individual performance during the last year and over time, retention considerations, and additional factors such as experience, position scope, potential for future responsibility and promotion, prior wealth accumulation and, with respect to setting equity award levels, the executive's equity holdings in the Company and the portion represented by vested versus unvested shares.  The relative weight given to each of these factors varies among individuals at the Compensation Committee’s discretion.  As part of its analysis, the Compensation Committee reviews summaries which reflect all elements of each executive officer's compensation.

The Compensation Committee seeks to establish each principal element of executive compensation (annual and long term, cash and equity), and total executive compensation packages, at levels ranging between approximately the 25th and 75th percentile of compensation at a peer group of companies.  The same peer group is considered by the Compensation Committee in assessing corporate performance and attainment of corporate objectives.  The Company occasionally determines that additional long-term equity awards are appropriate for select executive officers to ensure their retention and the leadership continuity required to achieve the Company's long-term strategic goals and objectives. The value of these awards may be above the targeted peer group range.  No such awards were granted in 2009.

The peer group for 2009 consisted of the following companies:

•	Allscripts Healthcare Solutions;
•	Covance Inc.;
•	eResearch Technology Inc;
•	IMS Health Inc.;
•	Kendle International Inc.;
•	MDS Inc.;
•	Parexel International;
•	PDI Inc.;
•	Pharmaceutical Product Development; and
•	Pharmanet Development Group, Inc.

The composition of the peer group was revised during 2010 to more closely correlate the peer group with the Company in terms of revenue and market capitalization of the component companies in the peer group and to better align the peer group with the scope of the Company's business activities.  The peer group currently consists of the following companies:

•	AMN Healthcare Services;
•	Cross Country Healthcare;
•	Kforce;
•	Charles River Laboratories;
•	Covance, Inc.;
•	Parexel International;
•	Pharmaceutical Product Development;
•	FTI Consulting;
•	Healthways;
•	Phase Forward;
•	Acxiom;
•	Harte Hanks;
•	Infogroup; and
•	MDC Partners.

The Compensation Process

Executive compensation is determined by the Compensation Committee in a multi-step process:

•	Base salary adjustments are determined at a meeting of the Compensation Committee in December.
•	Annual equity incentive awards to executives are made in January.
•	Financial targets under the Company's annual cash bonus plan are established during the latter part of the first fiscal quarter.
•	Determinations of final bonus plan payouts for the preceding year are made in March or April after the Company's annual financial statements have been finalized.

The Compensation Committee thus has the opportunity to consider overall compensation levels and make adjustments to those levels at several junctures during the compensation cycle.

Blane Walter, the Company’s Chief Executive Officer, generally attends Compensation Committee meetings (with the exception of those portions devoted to the deliberation and approval of his own compensation) and makes recommendations to the Compensation Committee concerning the compensation and performance assessments of his direct reports, including the other executive officers of the Company.  Mr. Walter has been authorized by the Compensation Committee to award equity incentive compensation to non-executive personnel in accordance with detailed guidelines and aggregate limits established by the Compensation Committee.

Frederic W. Cook & Co., Inc. ("Cook") has served as the Company’s compensation consultant since its inception.  Cook assists the Compensation Committee in setting specific levels of executive compensation on both an individual and aggregate basis.  During 2010, Cook was asked to assist the Compensation Committee in developing its currently effective peer group, reviewing existing executive compensation parameters and conducting a compensation risk assessment.  Cook was instructed to:

•
submit a potential peer group for the Compensation Committee's consideration and engage in a dialogue with the Compensation Committee regarding the inclusion or exclusion of peer group candidates based on size and scope of business;

•	undertake a competitive review of CEO and CFO compensation to assist the Compensation Committee in making decisions regarding the compensation of our CEO and CFO; and
•
as described in further detail under "Functions and Meetings of the Board of Directors—The Board's Role in Risk Oversight" above, review and analyze an inventory of compensation plans in effect at the Company and prepare a compensation risk analysis.

Furthermore, Cook has been engaged to comprehensively review, during the remainder of 2010, the Company's executive and director compensation programs and practices in light of current market developments.  Cook is engaged directly by the Compensation Committee and reports exclusively to the Compensation Committee.  Cook does not perform any work for the Company other than providing advice on executive compensation matters.

Elements of Executive Compensation

The elements of the Company's compensation programs as they apply to executive officers are described below.  The specific elements of compensation provided to each executive officer are determined within the framework of their employment agreements, which are described in detail under “Executive Employment Agreements" below.

Base Salary.  All of the Company's executive officers have employment agreements that establish a base salary, subject to such increases as may be approved by the Compensation Committee.  The initial base salary levels were established by the Compensation Committee taking into account the peer group parameters described above.  In determining whether to increase each officer’s base salary, the Compensation Committee considers the position, level and scope of responsibility of the officer and the performance of the Company during the preceding fiscal year.  With the exception of increases to base salary in connection with promotions and as further described below, in recent years, base salary increases have principally reflected cost-of-living adjustments.  During 2009, Nat Krishnamurti's base salary was increased from $187,500 to $235,000 in connection with his promotion to Chief Accounting Officer of the Company.  In November 2009, Mr. Walter and David Bassin, our Chief Financial Officer, agreed to voluntary salary reductions of 2% of their base salaries.  These salary reductions continued until March 2010, at which time Mr. Walter's and Mr. Bassin's 2009 salaries were reinstated; these reinstatements were regarded by the Compensation Committee as merit raises rather than cost-of-living adjustments.

Annual Bonus.  Executive officers are eligible to earn annual cash bonuses pursuant to the Company's cash bonus plan (the “Cash Bonus Plan”), which is administered under the Company's 2006 Long-Term Incentive Plan.  The goal of the Cash Bonus Plan is to motivate exemplary performance by the senior management team during the applicable annual period both as a group and on an individual basis.  70% of the bonus is non-discretionary and is based solely on the achievement of budgeted financial targets.  30% of the bonus is discretionary and is based on individual performance.

The Bonus ranges and target amounts in effect during 2009 were as follows:

Executive	Bonus Range (% of Base Salary)	Target (% of Base Salary)
R. Blane Walter	0-200%	100%
David Bassin	0-100%	50%
Nat Krishnamurti	0-70% (01/01/2009- 12/14/2009) 0-100% (12/15/2009-12/31/2009)	35% 50%
Terrell Herring	0-150% (01/01/2009- 12/30/2009)	75%

The non-discretionary portion of the bonus is paid at the target level based on achievement of the applicable financial target(s), at the low end of the range based on achievement of 72% of the applicable financial target(s) and at the high end of the range based on achievement of 130% of the applicable financial target(s).  Financial targets are established annually by the Compensation Committee and approved by the Board of Directors, at levels intended to be appropriate growth targets that are attainable through strong performance.  These financial targets are set by the Compensation Committee based on an extensive, bottom up budgeting process.  The financial targets used to determine the non-discretionary portions of the bonuses awarded to the Company's executive officers with respect to the Company's 2009 fiscal year were as follows:

Name	Metric	Target	% of Target Achieved	Non-Discretionary Bonus Portion
Blane Walter	Adjusted EPS 1/	$1.60	87%	$223,343
David Bassin	Adjusted EPS 1/	$1.60	87%	$75,291
Nat Krishnamurti	Adjusted EPS 1/	$1.60	87%	$26,778
Terrell Herring	Adjusted EPS 1/	$1.60	87%	N/A 2/

1  Includes stock compensation expense; excludes hedge interest income/expense and other one time items.
2  Pursuant to the terms of his separation agreement with the Company, Mr. Herring was not entitled to a bonus with respect to our 2009 fiscal year.

The Compensation Committee believes that EPS is an appropriate metric for the Cash Bonus Plan for a variety of reasons, including its wide acceptance as a performance measure by the investment community and the fact that it readily measures performance in the annual periods to which the Cash Bonus Plan applies.  The Compensation Committee believes EPS is a particularly useful performance measure for a company that has completed numerous acquisitions because it takes into account the continuing financial statement impact of prior period transactions.

The Cash Bonus Plan permits bonus payments in excess of the bonus range at the discretion of the Compensation Committee.  The Compensation Committee has generally based payment of any amounts above the bonus range on substantial performance achievement beyond budgeted financial targets.  Bonus payments in excess of the bonus ranges initially established for 2009 were not paid to executive officers with respect to the Company's 2009 fiscal year.

The discretionary component of the bonus is based on individual performance is typically tied to non-financial objectives that are discussed and agreed with each executive officer.  The key non-quantitative criteria considered by the Compensation Committee in determining the discretionary bonus components of the bonus awards made to the Company's executive officers for 2009 were as follows:

Executive Officer	Discretionary Bonus Criteria
R. Blane Walter
• Provide appropriate earnings guidance and oversee investor and analyst relations;

• Drive executive succession planning and manage executive transitions;

• Secure select target acquisitions and ensure their effective integration; and

• Drive integrated/bundled offerings and strengthen the organization's ability to deliver service offerings.

David Bassin
• Provide financial leadership, oversee financial operations balancing capabilities, costs and service levels (e.g. forecasting process, securing of new debt, managing results to corporate budget);

• Investor relations: secure broader analyst coverage and key investor mapping and relationship building; and

• Act as catalyst to help drive results across the organization (eg KPIs, technology, market trends and insights).

• Initiate and establish priorities and action plan for Operational Support teams.

Nat Krishnamurti
• Strengthen finance processes and procedures (e.g. credit & accounts receivable policies, acquisition diligence, risk assessment, authority levels, revenue recognition);

• Ensure timeliness of internal and external financial reporting

Terrell Herring (a)
• Drive new and enhance current offerings for all inVentiv segments;

• Effectively transition new acquisitions;

• Provide direct support for cross-divisional client development efforts and SEAM teams; and

• Initiate and establish priorities and action plan for Operational Support teams.

(a)
Mr. Herring’s criteria were established at the beginning of 2009.  Pursuant to the terms of his separation agreement with the Company, Mr. Herring was not entitled to a bonus with respect to our 2009 fiscal year.  Mr. Walter and Mr. Bassin assumed  Mr. Herring’s responsibilities subsequent to his resignation, effective December 30, 2009.

Equity-Based Incentive Awards.    The goal of the Company’s equity-based incentive awards is to align the long- term interests of executive officers with shareholders and to provide each executive officer with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business.

Executive officers are eligible to participate in the Company's annual grant program.  Awards are generally determined at a regularly scheduled meeting of the Compensation Committee in January of each year in accordance with the Company's policies relating to the dating and determination of option grants.  In keeping with industry norms, newly hired employees who begin employment with the Company or who are promoted during the year, may receive a one-time option award. Such options are granted and priced as of the fifteenth day of the month following the month in which the hiring or promotion occurs and those dates are not timed with respect to any Company or market event. Vesting is scheduled to recognize service from the date of hiring or promotion.

The size of the equity incentive pool for the annual grant program is based on a recommendation from the Chief Executive Officer, which the Compensation Committee reviews and, as appropriate, adjusts with the objective of maintaining the aggregate accounting cost of the annual grant program and the burn rate represented by the number of shares used within industry norms and at levels consistent with the Company's budget objectives.

As described above, the Compensation Committee determines the value of the equity-based incentive awards to each executive officer based on a peer group range and an analysis of Company and individual performance and other relevant factors.  Once the level of equity-based incentive compensation has been established, the Compensation Committee determines the appropriate mix of restricted stock and options to be included in the grant for the year in question.  In making this determination, the Compensation Committee takes into account (as with the determination of the annual grant pool size) the number of shares available for grant under the Company's equity-based incentive plans and the accounting cost of the grant.  Since the change in stock compensation guidance reflected in Accounting Standards Codification (“ASC”) 718, the Company has significantly increased the use of restricted shares in its equity-based incentive grants to executive officers and others relative to stock options.  Under the 2006 Long-Term Incentive Plan, as amended in 2009, each share of restricted stock granted to a plan participant reduces availability under the plan by 1.61 shares, whereas each option granted to a plan participant reduces availability under the plan by 1 share.

Perquisites and Personal Benefits.  During 2009, the Company maintained three perquisite programs for executives who had negotiated a right to receive these perquisites in their employment agreements:  car allowances, payment of life insurance premiums and reimbursement of country club membership dues.  These perquisite programs are currently under review as part of the overall review of the compensation program being undertaken by the Compensation Committee and its independent compensation consultant.

Health and Welfare Benefits. The Company maintains health insurance and life insurance programs for its employees.  The value of these benefits received by executives is not required to be included in the Summary Compensation Table since they are made available to all employees on a non-discriminatory basis.  The Company does not provide post-retirement coverage under these programs.

Post-Termination Compensation

Severance and Change of Control Benefits.

The employment agreements with our executive officers provide for the payment of severance benefits upon certain termination events that do not involve a finding of cause on the part of the executive.  In addition, these executives are entitled to specified payments and benefits upon a change of control or upon termination without cause in connection with a change of control.  The severance, death and disability benefits and change of control provisions benefiting the Company’s executive officers are discussed in detail below under “Executive Employment Agreements” and “Executive Compensation – Other Potential Post-Employment Payments and Benefits” below.  The Company extended these benefits in order to maintain the competitiveness of its compensation practices and to induce the executives to enter into their employment.  The Compensation Committee has committed not to provide any “single trigger” change in control benefits or excise tax gross-up benefits in the future with Company executives unless the “single trigger” change in control benefits and excise tax gross-up benefits are approved by the Company’s stockholders.  Furthermore, the Compensation Committee has determined that it will use its best efforts to negotiate with Messrs. Walter and Bassin, who have “single trigger” change in control benefits, and Mr. Walter, who has an excise tax gross-up provision, in order to amend or modify these agreements to remove the “single trigger” change in control and tax gross-up provisions by June 9, 2011 unless the “single trigger” change in control benefits and excise tax gross-up benefits are ratified by the Company’s stockholders.

The employment agreements with our executive officers contain non-competition commitments during the term of employment and for a period of 12 months after termination of employment. (Mr. Walter is subject to an alternative non-competition commitment until October 5, 2010 related to our acquisition of inVentiv Communications, Inc. (previously known as inChord Communications, Inc.)  Additionally, each employment agreement contains an employee and client non-solicitation provision.

Nonqualified Deferred Compensation Plan.

During 2004, the Company adopted the inVentiv Health, Inc. Nonqualified Deferred Compensation Plan (“the NQDC Plan”).  The purpose of the deferred compensation plan is to provide an opportunity for  these individuals to defer such compensation on a pre-tax basis and to receive the deferred amounts, together with a deemed investment return (positive or negative), either at a pre-determined time in the future or upon termination of employment with the Company or one of its subsidiaries.  The Company adopted the deferred compensation plan to maintain competitiveness relative to others with whom the Company competes for talent in its ability to structure executive compensation and incentives.

Participants in the NQDC Plan may elect to defer up to 100% of base salary, bonus, and/or commissions, except that they cannot defer amounts that are otherwise required to be withheld from their pay.  Participant deferrals are always 100% vested.  The Company’s obligation to pay the deferred amounts and deemed investment return are general unsecured obligations of the Company of equal rank with other unsecured indebtedness.

The Company may, in the sole discretion of the deferred compensation plan administrator, make discretionary contributions intended to restore any lost match to a participant’s 401(k) plan account by reason of a deferred compensation election by the participant or other discretionary contributions.  The 401(k) plan make-up contributions vest in accordance with the vesting schedule for matching contributions under the Company’s 401(k) plan.  Other discretionary contributions will be subject to any vesting schedule established in connection with the contribution or, if no vesting schedule is established, will vest at the end of the NQDC Plan year following the year in which contribution is made.  The Company has not made any 401(k) plan make-up contributions or other discretionary contributions to date under the NQDC Plan.

Contributions to a participant’s NQDC Plan account are deemed invested in the investment options selected by the participant. The value of the participant’s account reflects the investment return (positive or negative) of those investment options on a daily basis.  The available investment options include mutual funds that invest primarily in equity instruments and mutual funds that invest primarily in debt securities.  Participants may change their investment elections at any time.  Life insurance may be purchased on the participant in order to defer or eliminate the income tax on deemed investment earnings.  Elections of investment options do not represent actual ownership of, nor ownership rights in or to, the securities or other investments to which the investment options refer, and the Company is not required to make actual investments corresponding to the deemed investments selected by participants.

Distributions are made under the terms of the deferred compensation plan only under the following circumstances:

•
At the time of the deferral election, a participant may elect to receive some or all of the deferred amounts and investment returns attributable thereto in (or beginning in) a specified month prior to retirement or termination of employment.

•
All other deferrals, as well as any Company discretionary contributions, constitute the participant’s retirement account.  Participants may  establish up to five in-service accounts in addition to the retirement account.  Separate investment option allocation elections may be made for each in-service account and for the retirement account.  Distributions from in-service accounts can be made in a lump-sum or, if elected at the time of deferral and the balance is at least $10,000, in up to five annual installments.

•
Participants who retire after age 50, terminate employment after five years of service (other than for cause) or terminate employment due to disability will receive the vested portion of their retirement account balance and all undistributed in-service account balances based on a participant’s payment election.

•
Upon a termination of employment that does not qualify as a retirement or other qualifying termination, a participant will receive the vested portion of his or her retirement account balance, and all undistributed in-service account balances, in a single lump-sum payment.

•	Upon death, a participant’s designated beneficiary will receive the participant’s retirement account balance and all undistributed in-service account balances in a single lump-sum payment.
•
In the event of an unforeseen financial emergency, as defined in the deferred compensation plan, a participant may request a withdrawal from his or her account(s) to satisfy the emergency.  Such a withdrawal must be approved by the deferred compensation plan administrator.

Forfeitures

Pursuant to the Company's 2006 Long-Term Incentive Plan, outstanding equity incentive awards to executive officers may, in the Compensation Committee's discretion, be revoked if the holder has committed an act of embezzlement, fraud, dishonesty, nonpayment of any obligation owed to the Company, breach of fiduciary duty or deliberate disregard of Company policy resulting in loss, damage, or injury to the Company, or if the holder makes any unauthorized disclosure of any trade secret or confidential information, breaches any written agreement with the Company, engages in any conduct constituting unfair competition, induces any customer to breach a contract with the Company, or solicits or attempts to solicit any employee of the Company to terminate employment with the Company.

Absent misconduct of the type described in the preceding paragraph, the Compensation Committee does not have any independent authority to make retroactive adjustments to any equity based incentive compensation, and the Compensation Committee does not have any independent authority to make retroactive adjustments to any cash based incentive compensation, paid to executive officers where the payment was predicated upon the achievement of certain financial results that are subsequently the subject of a restatement.  Where applicable, the Board of Directors will consider on a case-by-case basis whether to seek, subject to applicable law, to recover any amount determined to have been received by the individual executive taking into account all relevant factors.

Deductibility of Compensation

Under Section 162(m) of the Internal Revenue Code and regulations adopted thereunder by the Internal Revenue Service ("Section 162(m)"), publicly held companies may be precluded from deducting certain compensation paid to its principal executive officer, its principal financial officer or any of its three other most highly compensated executive officers in excess of $1.0 million in a year. The regulations exclude from this limit performance-based compensation and stock options provided certain requirements, including stockholder approval, are satisfied. While the Compensation Committee designs certain components of executive compensation to preserve income tax deductibility, it believes that it is not in the stockholders’ interest to restrict the Compensation Committee’s discretion and flexibility in developing appropriate compensation programs and establishing compensation levels and the Compensation Committee has approved and may in the future approve compensation that is not fully deductible.  Restricted stock grants that are subject to time-based vesting will not qualify for exclusion and may result in the payment in future years of compensation that is not deductible for federal income tax purposes under Section 162(m).  The NQDC Plan permits executive officers to defer amounts that would otherwise be non-deductible for federal income tax purposes under Section 162(m).

COMPENSATION COMMITTEE REPORT
ON EXECUTIVE COMPENSATION

The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of SEC Regulation S-K with management. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the registrant’s Proxy Statement on Schedule 14A.

Mark Jennings
Per G.H. Lofberg (Chairman)

COMPENSATION AND OTHER INFORMATION CONCERNING EXECUTIVE OFFICERS

Executive Employment Agreements

The following is a summary of the employment agreements that were in place between the Company and its executive officers as of December 31, 2009.

R. Blane Walter.  The Company's current employment agreement with R. Blane Walter was entered into in June 2008 in connection with his appointment as Chief Executive Officer. Mr. Walter's employment agreement provided for an initial base salary of $550,000, subject to annual review by the Board or the Compensation Committee. The employment agreement establishes a bonus range of 0-200% of Mr. Walter's base salary.  Bonus awards are based on the achievement of performance objectives as determined by the Board or the Compensation Committee.  For 2009, Mr. Walter's total cash compensation was $1,116,476, consisting of (i) $541,874 paid as base salary under his employment agreement, as adjusted through the annual review process, and (ii) a $574,602 bonus under the Cash Bonus Plan.

Mr. Walter's employment agreement provided for a special equity incentive award grant having a value (as determined in accordance with ASC 718) of approximately $1,250,000, which was issued to Mr. Walter on June 11, 2008.  The employment agreement also provided for a special equity incentive award grant having a value of approximately $1,000,000 as part of the Company's 2009 annual grants to its executives, which was issued to Mr. Walter on January 18, 2009. Mr. Walter's employment agreement provides that future equity awards are subject to the discretion of the Compensation Committee, but that the expectation (without limitation of such discretion) is that annual grant awards will have a value (as determined in accordance with ASC 718) of at least $1,000,000.

Mr. Walter is entitled to receive payment of premiums on a $3 million term life insurance policy maintained by the Company for his benefit and a monthly car allowance of $833.  In 2009, the value of the life insurance premiums and car allowances paid for the benefit of Mr. Walter was $13,806.

In the event of Mr. Walter's termination without cause or resignation for good reason prior to a "change in control", he is entitled under his employment agreement to a lump sum payment equal to two times the sum of his base salary and the average of his awarded bonus for the three years prior to termination (or any shorter period during which he served as the Company's Chief Executive Officer, if higher), disregarding any year for which he was not eligible for a bonus in accordance with the terms of his employment agreement; continuation of health insurance benefits for a period of three years; continuation of life insurance benefits for a period of 18 months; and vesting of all equity incentive awards, with  options generally remaining exercisable for the period permitted by Section 409A of the Internal Revenue Code ("Section 409A"), but not for more than two years after.

In the event of Mr. Walter’s death during the term of his employment, his family is entitled to continuation of health insurance benefits for a period of three years; and his estate is entitled to acceleration of vesting of all options and restricted stock awards, which options will generally remain exercisable for the period permitted by Section 409A, but not for more than two years after his death.

Upon a "change in control" of the Company, Mr. Walter is entitled to a lump sum payment equal to two times the sum of his base salary and the average of his awarded bonus for the three years prior to termination (or any shorter period during which he served as the Company's Chief Executive Officer, if higher), disregarding any year for which he was not eligible for a bonus in accordance with the terms of his employment agreement; and vesting of all equity incentive awards, with options generally remaining exercisable for the period permitted by Section 409A, but not for more than two years after.  In addition, in the event of Mr. Walter's termination without cause or for good reason within 13 months after a "change in control", he is entitled to receive a lump sum payment equal to the sum of his base salary and the average of his awarded bonus for the three years prior to termination (or any shorter period during which he served as the Company's Chief Executive Officer, if higher), disregarding any year for which he was not eligible for a bonus in accordance with the terms of his employment agreement.  Finally, any resignation by Mr. Walter during the 30 days following the first anniversary of a "change in control" will be deemed to be a resignation for good reason entitling him to the payments and benefits described above in relation to a resignation for good reason.  Mr. Walter is entitled to a gross-up payment from the Company with respect to any excise tax imposed by Section 4999 of the Internal Revenue Code, or any interest or penalties are incurred by Mr. Walter with respect to such excise tax, and other taxes (excluding any tax, penalty or interest imposed by Section 409A), in connection with a "change in control."  The Company will have the discretion to reduce Mr. Walter's change in control benefits by up to the lesser of (a) 5% of the Section 280G threshold amount (valued in accordance with Section 280G) and (b) $150,000, if doing so would avoid excise tax liability under Section 280G.

David Bassin.  The Company's employment agreement with David Bassin provided for an initial base salary of $290,000, subject to annual review by the Company, and an annual bonus based on the achievement of performance objectives as determined by the Chief Executive Officer or his designee.  Mr. Bassin's annual bonus range is 0-100% (target of 50%) of his salary, subject to the discretion of the Company.  In 2009, Mr. Bassin's total cash compensation was $564,595, consisting of (i) $370,892 paid as base salary under his employment agreement, as adjusted through the annual review process, and (ii) a $193,703 bonus under the Cash Bonus Plan.

Mr. Bassin is entitled under his employment agreement to participate in the Company's equity incentive program on a discretionary basis.  Mr. Bassin’s equity grant under the Company’s 2009 annual grant program was made pursuant to this provision of his employment agreement.

Under his employment agreement, Mr. Bassin is entitled to receive a monthly car allowance of $800 and payment of his annual country club membership dues.  In 2009, the value of car allowances and country club membership dues paid for the benefit of Mr. Bassin was $12,469.

In the event of Mr. Bassin's termination without cause or his resignation for good reason, he is entitled to receive a lump sum payment equal to 26 weeks' base salary.  Upon a change of control,  Mr. Bassin may become entitled to an additional payment equal to 52 weeks' base salary, subject to satisfactorily performing his employment duties and having used his best efforts to facilitate the change of control, provided that if Mr. Bassin is so employed but his employment terminates prior to the six month anniversary of the change of control for any reason other than a termination without cause by the Company, the additional payment will be equal to 26 weeks' base salary.  If Mr. Bassin is terminated without cause within two months prior to the change of control, he will be entitled to 26 weeks' base salary, in addition to a lump sum payment equal to 26 weeks' base salary to which he is otherwise entitled under his employment agreement upon a termination without cause or resignation for good reason, subject to having satisfactorily performing his employment duties and having used his best efforts to facilitate the change of control.  The vesting of Mr. Bassin's stock options and restricted stock will accelerate upon a change of control.  In the event of the termination of Mr. Bassin’s employment by reason of death or disability, he will be entitled to all unpaid earned salary and benefits upon the date of death or disability.

Nat Krishnamurti.  The Company's employment agreement with Nat Krishnamurti provides for an initial base salary of $235,000, subject to annual review by the Company, and an annual bonus based on the achievement of performance objectives as determined by the Chief Executive Officer or his designee.  Mr. Krishnamurti's annual bonus range is 0-100% (target of 50%) of his salary, subject to the discretion of the Company.  In 2009, Mr. Krishnamurti's total cash compensation was $266,010, consisting of (i) $197,191 paid as base salary (at his prior base rate until his promotion to Chief Accounting Officer and at his current base rate for the period thereafter) and (ii) a $68,819 bonus under the Cash Bonus Plan.

Mr. Krishnamurti is entitled under his employment agreement to participate in the Company's equity incentive program on a discretionary basis.  Mr. Krishnamurti received an equity grant under the Company’s 2009 annual grant program prior to his promotion to Chief Accounting Officer.  In addition, Mr. Krishnamurti received a promotion grant on December 14, 2009 having a value of $250,000 vesting over four years pursuant to his employment agreement.

In the event of Mr. Krishnamurti's termination without cause prior to or after 6 months following a change of control, he is entitled to receive a lump sum payment equal to 26 weeks' base salary.  If Mr. Krishnamurti is terminated without cause or resigns for good reason upon or within six months after a change of control, he will be entitled to a lump sum payment equal to 52 weeks' base salary and the vesting of Mr. Krishnamurti's stock options and restricted stock will accelerate.  In the event of the termination of Mr. Krishnamurti’s employment by reason of death or disability, he will be entitled to all unpaid earned salary and benefits upon the date of death or disability.

Summary Compensation Table

The following Summary Compensation Table sets forth the compensation earned for the last completed fiscal year for each of our executive officers who served at any time during the year.

Name and Principal Position (a)	Year (b)	Salary ($) (c)(1)	Bonus($) (d)(2)	Stock Awards ($)(e)(3)	Option Awards ($)(f)(3)	Non-Equity Incentive Plan Compensation ($)(g)(4)	All Other Compensation ($)(i)(5)	Total ($)(j)(3)

Eran Broshy, Executive Chairman (June 11, 2008-July 31, 2009)	2009 2008 2007	184,616 440,654 579,000	-- -- 205,487	-- 333,344 --	-- 637,014 --	-- -- 194,513	14,282 18,397 17,377	198,898 1,429,409 996,377
R. Blane Walter, Chief Executive Officer	2009 2008 2007	541,874 528,846 438,000	351,259 268,287 --	333,332 666,643 499,991	671,094 1,313,087 1,005,271	223,343 93,900 --	17,701 17,268 16,644	2,138,603 2,888,031 1,959,906
David S. Bassin, Chief Financial Officer	2009 2008 2007	370,892 299,769 263,000	118,412 90,000 60,462	165,308 333,344 438,955(6)	329,850 637,014 178,091	75,291 31,500 39,538	25,594 23,975 22,475	1,085,347 1,415,602 1,002,521
Nat Krishnamurti, Chief Accounting Officer (December 14, 2009-Present)	2009 2008 2007	197,191 180,250 174,519	42,041 37,866 18,202	159,577 50,006 43,763	125,116 -- --	26,778 11,703 20,365	2,958 2,704 2,618	553,661 282,529 259,467
Terrell G. Herring, President (September 10, 2008-December 30, 2009; Chief Operating Officer January 1, 2007– September 9, 2009)	2009 2008 2007	505,385 439,769 399,000	-- 130,500 141,739	375,692 166,656 1,250,032(6)	749,665 318,507 507,154	-- 66,990 58,261	772,365 21,820 13,760	2,403,107 1,144,242 2,369,946

(1) Mr. Krishnamurti’s 2009 salary is comprised of approximately $174,595 for his position from January 1, 2009 to December  13, 2009 as inVentiv’s Vice President, Corporate Finance, paid at a rate of $187,500 per annum, and approximately $22,596 for his position from December  14, 2009 to December 31, 2009 as inVentiv's Chief Accounting Officer, paid at a rate of $235,000 per annum.

(2)  The amounts shown in the “Bonus” column constitute the discretionary portion of the cash incentive awards made to our executive officers under the Company's Cash Bonus Plan and any other amounts awarded as a bonus that do not constitute Non-Equity Incentive Plan Compensation. For a detailed discussion of the Cash Bonus Plan and the 2009 cash incentive awards under the Cash Bonus Plan, readers are referred to "Compensation Discussion and Analysis—Elements of Executive Compensation—Cash Compensation—Annual Bonus" above.

(3)  The amounts shown in the “Stock Awards” column and in the “Option Awards” column represent the value of the grant of restricted stock and stock options based on the methodology employed by the Company for purposes of preparing its annual financial statements in accordance with ASC 718, without taking into account any projected forfeitures of service-based awards.   For a further discussion of this methodology, readers are referred to footnotes 2 and 14 to the Company’s audited, consolidated financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2009.

(4)  The amounts shown in the “Non-Equity Incentive Plan Compensation” column constitute the non-discretionary portion of the cash incentive awards made to our executive officers under the Company's Cash Bonus Plan.  For a detailed discussion of the Cash Bonus Plan and the 2009 cash incentive awards under the Cash Bonus Plan, readers are referred to "Compensation Discussion and Analysis—Elements of Executive Compensation—Cash Compensation—Annual Bonus" above.

(5)  The amounts shown in the “All Other Compensation” column represent the value of life insurance premiums paid on behalf of Mr. Broshy, Mr. Walter and Mr. Herring; country club dues paid on behalf of Mr. Bassin and Mr. Herring; car allowances paid on behalf of Mr. Walter, Mr. Bassin and Mr. Herring; matching contributions to executive officers under our 401(k) retirement savings plan; and a $750,000 payment made to Mr. Herring in January 2010 pursuant to his separation agreement with the Company dated November 5, 2009.  The value of life insurance premiums, car allowances and country club dues, which are deemed to be perquisites under applicable SEC guidance, was determined based on incremental cost methodology, which in each case was determined to be the Company’s direct costs incurred in connection with providing the perquisites.

(6)  Mr. Bassin and Mr. Herring were each granted performance-based awards of restricted stock in 2007.  The value at the grant date of these awards, determined in accordance with ASC 718, based on the highest level of performance with respect to the performance conditions was $263,305 and $749,805, respectively.

Grants of Plan-Based Awards

The following table presents information on equity awards granted during 2009:

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
(a)	(b)	Threshold (c)	Target (d)(1)	Maximum (e)(1)	Threshold (f)	Target (g)	Maximum (h)	(i)	(j)	(k)(2)	(l)
Blane Walter	1/15/09 1/15/09 12/10/08	-- -- $0	-- -- $563,750	-- -- $1,127,500	-- -- --	-- -- --	-- -- --	-- 30,807 --	135,405 -- --	10.82 -- --	$671,094 $333,332 --
David Bassin	1/15/09 1/15/09 12/10/08	-- -- $0	-- -- $180,000	-- -- $360,000	-- -- --	-- -- --	-- -- --	-- 15,278 --	66,553 -- --	10.82 -- --	$329,850 $165,308 --
Nat Krishnamurti	1/15/09 5/6/09 12/14/09 12/14/09 12/10/08	-- -- -- -- $0	-- -- -- -- $65,611	-- -- -- -- $131,222	-- -- -- -- --	-- -- -- -- --	-- -- -- -- --	2,917 250 7,750 -- --	-- -- -- 16,114 --	-- -- -- 16.13 --	$31,562 $3,007 $125,008 $125,115 --
Terrell Herring	1/15/09 1/15/09 12/10/08	-- -- $0	-- -- $375,188	-- -- $750,375	-- -- --	-- -- --	-- -- --	-- 34,722 --	151,258 -- --	10.82 -- --	$749,665 $375,692 --

(1)  Amounts shown represent the non-discretionary portions of bonus payments potentially earned under the Cash Bonus Plan with respect to 2009.  Performance targets described above for 2009 were established at the December 10, 2008 meeting of the Compensation Committee.
(2)  Represents in each case the closing market price on the date of grant.

The restricted stock and options granted above were awarded under the 2006 Long-Term Incentive Plan. All non-equity incentive plan awards during 2009 were made under the Cash Bonus Plan, which is maintained pursuant to the 2006 Long-Term Incentive Plan.

All grants of restricted stock and stock options made during 2009 are subject to a four-year vesting schedule.  Vesting is in each case subject to continued employment, except as described below under “Other Potential Post-Employment Payments and Benefits”.

Shares of restricted stock issued during 2009 are entitled to receive dividends; however, the Company has never paid dividends on its capital stock and has no intention of doing so in the foreseeable future.  In 2010, the Compensation Committee adopted a policy prohibiting payment of dividends on unvested performance shares.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information with respect to outstanding option and restricted stock awards as of December 31, 2009:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

Eran Broshy	55,000 200,000 33,750 135,000 12,069 --	-- -- 11,250(1) 45,000(2) 36,205(3) --	-- -- -- -- -- --	$8.45 $15.96 $25.06 $26.77 $32.55 --	12/10/2013 9/23/2014 1/17/2016 6/14/2016 1/18/2018 --	-- -- 2,812(1) 55,000(8) 7,680(3) 25,751(13)	-- -- $45,470 $889,350 $124,186 $416,394
Blane Walter	28,958 9,052 17,447 --	28,956(6) 27,154 (3) 52,341(5) 135,405(14)	-- -- -- --	$37.21 $32.55 $28.66 $10.82	7/2/2017 1/18/2018 6/11/2018 1/15/2019	6,718(7) 5,760(3) 14,538(11) 30,807(14)	$108,630 $93,139 $235,079 $498,149
David Bassin	1,375 11,250 -- 5,480 -- 12,069 --	-- -- -- 5,480(4) -- 36,205(3) 66,553(14)	-- -- -- -- -- -- --	$8.45 $17.25 -- $35.01 -- $32.55 $10.82	12/10/2013 11/1/2014 -- 1/22/2017 -- 1/18/2018 1/15/2019	-- -- 687(9) 2,507(4) 7,523(10) 7,680(3) 15,278(14)	-- -- $11,109 $40,538 $121,647 $124,186 $247,045
Nat Krishnamurti	625 5,000 -- -- -- -- -- --	-- -- -- -- -- -- -- 16,114(12)	-- -- -- -- -- -- -- --	$8.45 $17.25 -- -- -- -- -- $16.13	12/10/2013 11/1/2014 -- -- -- -- -- 12/14/2016	-- -- 375(9) 624(4) 1,192(16) 2,917(14) 250(17) 7,750(12)	-- -- $6,064 $10,090 $19,275 $47,168 $4,043 $125,318
Terrell Herring	37,500 8,437 15,606 6,035	-- --(15) --(15) --(15)	-- -- -- --	$15.96 $25.06 $35.01 $32.55	9/23/2014 1/17/2016 1/22/2017 1/18/2018	-- --(15) --(15) --(15)	-- -- — --

(1) All such options/shares vested on January 17, 2010.
(2) All such options will vest on June 14, 2010.
(3) 33% of such options/shares vested on January 18, 2010 and an additional 33% will vest on each of January 18, 2011 and 2012.
(4) 50% of such options/shares vested on January 22, 2010 and an additional 50% will vest on January 22, 2011.
(5) 33% of such options/shares will vest on each of June 11, 2010, 2011 and 2012
(6) 50% of such options/shares vested on July 2, 2010 and an additional 50% will vest on July 2, 2011.
(7) 50% of such shares will vest on July 2, 2012.
(8) All such shares will vest on June 14, 2011.
(9) All such shares vested on January 3, 2010.
(10) 2,508 shares of such shares vested on March 11, 2010 based on cumulative performance (EBIT) thresholds for 2007 through 2009.  The remaining 5,015 shares subject to the performance award did not vest and the performance award has terminated with respect to those shares.
(11) 50% of such shares will vest on each of June 11, 2010 and 2013.
(12) 25% of such options/shares will vest on each of December 14, 2010, 2011, 2012 and 2013.
(13) 25% of such shares will vest on each of August 12, 2010, 2011, 2012 and 2013.
(14) 25% of such options/shares vested on January 15, 2010 and an additional 25% will vest on each of January 15, 2011, 2012 and 2013.
(15) Vesting terminated effective December 30, 2009 pursuant to the November 5, 2009 separation agreement between Mr. Herring and the Company.
(16) 33% of such shares vested on January 14, 2010 and an additional 33% will vest on each of January 14, 2011 and 2012.
(17) 25% of such shares will vest on each of May 6, 2010, 2011, 2012 and 2013.

Option Exercises And Stock Vested

The following table provides information on stock option exercises and vesting of restricted stock held by the listed officers during fiscal year 2009:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)

Eran Broshy	-- --	-- --	2,561 2,812	27,121 29,779
Blane Walter	-- --	-- --	6,719 1,920	88,624 20,333
David Bassin	-- -- --	-- -- --	2,561 1,254 687	27,121 12,339 8,120
Nat Krishnamurti	-- -- --	-- -- --	398 313 375	4,191 3,080 4,433
Terrell Herring	-- -- --	-- -- --	1,280 2,109 3,571	13,555 22,334 35,139

Nonqualified Deferred Compensation

The following table shows the non-qualified deferred compensation activity for each listed officer during fiscal year 2009:

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
(a)	(b)	(c)	(d)	(e)	(f)

Eran Broshy	--	--	573,448	--	2,472,798
Blane Walter	--	--	--	--	--
Nat Krishnamurti	--	--	--	--	--
David Bassin	60,750	--	51,053	--	236,975
Terrell Herring	--	--	--	--	--

(1)  Of the contributions made to the non-qualified deferred compensation plan during 2009 by Mr. Bassin, $60,750 was included in the bonus amount reported for Mr. Bassin for 2008 in the Summary Compensation Table included in the Company's proxy statement relating to its 2009 Annual Meeting of Stockholders filed with the SEC.

Potential Payments Upon Termination Or Change In Control

The following table describes and quantifies estimated potential payments and benefits that would become payable under the employment agreement between the Company and each executive officer  if the executive officer's employment had terminated on December 31, 2009, or if a change of control occurred on that date.  The amounts contained in the table are based on each executive's compensation and, where applicable, the Company's closing stock price as of December 31, 2009.  These disclosed amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to such executive officers, which would only be known at the time that they become eligible for payment.

Name and Type of Termination or Change in Control	Severance ($)	Bonus ($)	Equity Acceleration ($)	Health Benefits ($)	Life Insurance Benefits ($)	Excise Tax & Gross-up ($)	TOTAL ($)
R. Blane Walter
Termination without Cause, for Good Reason or for Disability prior to Change in Control	1,078,000	1,020,102	1,659,415	46,800	5,715	--	3,810,032
CIC Without Termination 1/	1,078,000	1,020,102	1,659,415	--	--	2/	3,757,517 2/
Termination without Cause or Resignation within 13 Months after Change in Control	539,000	510,051	--	46,800	11,430	1,672,456	2,779,737
Death	--	--	1,659,415	46,800	--	--	1,706,215
David Bassin
Termination without Cause or for Good Reason prior to Change in Control	176,400	--	--	--	--	--	176,400
Change in Control 1/	352,800	--	860,029	--	--	--	1,212,829
Termination without Cause or for Good Reason after Change in Control	176,400	--	--	--	--	--	176,400
Nat Krishamurti
Termination without Cause or for Good Reason prior to Change in Control	117,500	--	--	--	--	--	117,500
Change in Control	--	--	--	--	--	--	--
Termination without Cause or for Good Reason after Change in Control	235,000	--	212,601	--	--	--	447,601

1/  The amounts payable upon a termination without cause or resignation for good reason are in addition to the amounts payable upon a change in control.
2/ The aggregate gross up amount for all payments is shown in relation to a termination without cause or a resignation for good reason.

Effective August 1, 2009, we entered into arrangements with Eran Broshy for his continued service as Chairman in a non-executive capacity in lieu of serving as Executive Chairman and simultaneously entered into a consulting agreement with Mr. Broshy. If the consulting agreement is terminated without cause prior to August 1, 2011, Mr. Broshy will be entitled to continuation of the $100,000 per annum consulting fee until August 1, 2011; if a termination of the consulting agreement without cause had occurred as of December 31, 2009, Mr. Broshy would have been entitled to continuation payments having a value of approximately $158,333.  Upon a change of control, all of Mr. Broshy's unvested equity incentive awards will become fully vested.  The value of such equity acceleration was $1,475,399 as of December 31, 2009.

On November 5, 2009, Terrell Herring, our President and Chief Operating Officer, entered into a separation agreement with us pursuant to which he resigned from his position as an employee of the Company effective December 30, 2009.  Mr. Herring continues to serve on our Board of Directors and has been nominated for reelection at the 2010 Annual Meeting of Stockholders.   Under the terms of the separation agreement, Mr. Herring received a $750,000 payment in consideration for extending his non-competition covenant from one year to two years and providing us with transition services until May 1, 2010 in connection with client retention and business development matters.  All vesting under Mr. Herring's equity award agreements terminated as of December 30, 2009.

Director Compensation

The following table sets forth the compensation earned for the last completed fiscal year for each of our non-employee directors who served at any time during the year.

Name (a)	Fees Earned or Paid in Cash ($)(b)	Stock Awards ($)(c)(1)	Total ($)(h)
Eran Broshy	43,712	359,999(2)	403,711
A. Clayton Perfall	64,000	481,855(3)	545,855
Per G.H. Lofberg(4)	39,000	--	39,000
Mark E. Jennings(5)	39,000	359,998(9)	398,998
Craig Saxton(6)	38,000	--	38,000
___________

(1) Value determined in accordance with ASC 718.  All director stock awards vest in four equal installments on the first four anniversaries of the grant date, subject to acceleration upon death, disability or a change in control of the Company.
(2) Mr. Broshy received an award of 25,751shares of restricted stock on  August 12, 2009.  As of December 31, 2009, in the aggregate (including equity awards previously made to Mr. Broshy in his capacity as an executive officer), Mr. Broshy held 435,819 unexercised options and 157,242 shares of restricted stock.
(3) Mr. Perfall received an award of 26,726 shares of restricted stock on June 17, 2009 and an award of 15,000 options on September 9, 2009.  As of December 31, 2009, Mr. Perfall held no unexercised options and 46,726 shares of restricted stock.
(4) As of December 31, 2009, Mr. Lofberg held no unexercised options and 16,933 shares of restricted stock.
(5) Mr. Jennings received an award of 36,697 shares of restricted stock on February 5, 2009. As of December 31, 2009, Mr. Jennings held no unexercised options and 56,697 shares of restricted stock.
(5) As of December 31, 2009, Mr. Saxton held 5,000 unexercised options and 10,000 shares of restricted stock.

All non-employee directors receive compensation of $35,000 per year plus $1,000 for attendance at each Board of Directors or Board Committee meeting, other than telephonic meetings.  As Chairman of the Board, Eran Broshy receives an additional $65,000 of cash compensation.  As Chairman of the Audit Committee, A. Clayton Perfall receives an additional $25,000 of cash compensation.  Separate from the compensation paid to him for Board service, Mr. Broshy receives $100,000 per year for consulting services pursuant to a consulting agreement with the Company dated August 6, 2009.

Mr. Walter is, and until December 30, 2009 Mr. Herring was, an executive officer of the Company.   Mr. Walter and Mr. Herring were not additionally compensated for serving on the Board.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is comprised of Messrs. Lofberg (Chairman) and Jennings, with Mr. Saxton serving as an alternate member.  No member of the Compensation Committee was at any time during the 2009 fiscal year or at any other time an officer or employee of the Company, and no member had any relationship with inVentiv requiring disclosure under Item 404 of Regulation S-K. None of our executive officers has served on the compensation committee of any other entity that has or has had one or more executive officers who served as a member of the Compensation Committee during the 2009 fiscal year.

AUDIT COMMITTEE REPORT

The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors.  Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls.  The independent registered public accounting firm is responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted accounting principles and issuing a report thereon. The Committee reviews and oversees these processes, including oversight of (i) the integrity of the Company's financial statements, (ii) the Company's independent registered public accounting firm' qualifications and independence, (iii) the performance of the Company's independent registered public accounting firm and the Company's internal audit function and (iv) the Company's compliance with legal and regulatory requirements.

In this context, the Committee met and held discussions with management and the independent registered public accounting firm. Management represented to the Committee that the Company's consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Committee reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Committee also discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU 380), as amended.

In addition, the Committee discussed with the independent registered public accounting firm the auditors' independence from the Company and its management, and the independent registered public accounting firm provided to the Committee the written disclosures and letter required from the independent registered public accounting firm by the Public Company Accounting Oversight Board Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence.”

The Committee approved the engagement of Deloitte & Touche LLP as independent registered public accounting firm for the Company for its 2009 fiscal year.  The Committee discussed with the Company's independent registered public accounting firm the overall scope and plans for their respective audits. The Committee met with the independent registered public accounting firm to discuss the results of their examinations, the evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting.

Based on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the SEC.

Submitted by the Audit Committee of the Board of Directors

Mark E. Jennings
A. Clayton Perfall (Chairman)
Craig Saxton, M.D.

The information contained in the foregoing report shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference in such filing.

PROPOSALS TO BE VOTED ON AT MEETING

PROPOSAL 1 -- ELECTION OF DIRECTORS

Nominees for Election as Directors

The Certificate of Incorporation and Bylaws of the Company provide that directors shall be elected at each annual meeting of the Company's stockholders. The number of directors constituting the full Board of Directors currently is fixed at seven (7) directors.

Seven (7) nominees are named in this Proxy Statement. If elected, each of the directors will serve for a one-year term expiring at the 2011 Annual Meeting or at the earlier of his resignation or removal. The Board of Directors has nominated seven (7) incumbent directors for election to the Board:  Eran Broshy, R. Blane Walter, Terrell G. Herring, Mark E. Jennings, Per G.H. Lofberg, A. Clayton Perfall and Craig Saxton, M.D. Proxies may not be voted for a greater number of persons than the number of nominees named.

Approval of the election of each of the nominees as directors of the Company requires the affirmative vote of a majority of the votes cast at the Annual Meeting, meaning that the number of votes cast "for" the election of a director must exceed the number of shares as to which authority to vote is withheld with respect to that director.  The persons named in the enclosed form of proxy have advised that, unless contrary instructions are received, they intend to vote "FOR" the seven (7) nominees named by the Board of Directors.

The Board of Directors expects that all of the nominees will be available for election as a director. However, if by reason of an unexpected occurrence one or more of the nominees is not available for election, the persons named in the form of proxy have advised that they will vote for such substitute nominees as the Board of Directors of the Company may propose.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF THE COMPANY VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES TO SERVE AS DIRECTORS OF THE COMPANY FOR THE TERM INDICATED.

PROPOSAL 2 – RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTANTS

  The Company is asking its stockholders to ratify the Audit Committee’s appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ended December 31, 2010.  In the event the stockholders fail to ratify the appointment, the Audit Committee will reconsider this appointment but will not be required to select a different independent registered public accounting firm. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent auditing firm at any time during the year if the Audit Committee determines that such a change would be in the Company’s and its stockholders’ best interests.

Deloitte & Touche LLP served as the Company's independent registered public accounting firm for the Company’s last five fiscal years.  A representative of Deloitte & Touche LLP has been invited to be present at the Annual Meeting, to make a statement and respond to questions.

Audit Fees

The aggregate fees billed or expected to be billed for the audit of our annual financial statements for the fiscal years ended December 31, 2009 and 2008 and for the reviews of the financial statements included in our Quarterly Reports on Form 10-Q were $3.6 million and $4.1 million, respectively.

Audit-Related, Tax and Other Fees

 No fees besides the audit and audit-related fees previously mentioned were billed by Deloitte & Touche LLP in our last two fiscal years.

Pre-Approval Policies and Procedures

It is the Audit Committee’s policy to approve in advance the types of audit, audit-related, tax, and any other services to be provided by our independent registered public accounting firm.

The Audit Committee has approved all of the aforementioned independent registered public accounting firm’s services and fees for 2009 and 2008 and, in doing so, has considered whether the provision of such services is compatible with maintaining independence.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF THE COMPANY VOTE "FOR" THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2010.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Board of Directors, acting through the Audit Committee, is responsible for the review, approval, or ratification of “related party transactions” between the Company or its subsidiaries and related persons. Under SEC rules, a related person is a director, officer, nominee for director, or 5% stockholder of the company since the beginning of the last fiscal year and their immediate family members. The Company has adopted written policies and procedures that apply to any transaction or series of transactions in which the Company or a subsidiary is a participant, the amount involved exceeds $120,000, and a related person has a direct or indirect material interest.  It is the Company's policy to enter into or ratify related party transactions only when it is determined that the transaction in question is in, or is not inconsistent with, the best interests of the Company and its stockholders, including but not limited to situations where the Company may obtain products or services of a nature, quantity or quality, or on other terms, that are not readily available from alternative sources or when the Company provides products or services to related persons on an arm's length basis on terms comparable to those provided to unrelated third parties or on terms comparable to those provided to employees generally.

Transactions involving related persons are reviewed by the Company’s chief financial officer. The chief financial officer determines whether a related person could have a direct or indirect material interest in such a transaction in which the amount involved exceeds $120,000, and any such transaction is forwarded to the Audit Committee for review. The Audit Committee then considers the transaction for approval under the above standard.   The following transactions have been approved by the Audit Committee:

•
inChord Acquisition Agreement. The Company is party to an acquisition agreement dated September 6, 2005 pursuant to which the Company acquired inVentiv Communications, Inc. (then known as inChord Communications, Inc. ("inChord")) from Mr. Walter and other former inChord shareholders.  Mr. Walter and certain of his family members had approximately a 92% interest in the earnout consideration payable under the acquisition agreement.  In April of 2009, Mr. Walter and such family members received a total of $2.2 million in common stock constituting earnout consideration.  The inChord acquisition agreement was approved prior to its execution by the Board of Directors of the Company.

•
Lexington MLP. inVentiv Communications leases its current headquarters facility in Westerville, Ohio from Lexington MLP Westerville L.P.  Prior to May 15, 2007, this facility was partially owned by Mr. Walter, his brothers and other current employees of inVentiv Communications.  The term of the lease is fifteen years, and expires on September 30, 2015.  During the year ended December 31, 2009, the Company paid $1.8 million in rent to Lexington MLP Westerville L.P.

•
Mission Pharmacal.  inVentiv Commercial provided services to Mission Pharmacal (“Mission”) during 2009.  Revenues generated for services provided to Mission totaled approximately $13.0 million and $11.1 million for the periods ended December 31, 2009 and December 31, 2008, respectively.  Terrell G. Herring, who is one of our directors, serves as President of the Pharmaceutical Division of Mission Pharmacal.  All of the transactions between Mission and the Company during 2009 were negotiated prior to the time Mr. Herring joined Mission.   Mr. Herring has recused himself from any negotiations between the Company and Mission Pharmacal.

•
Consulting Agreement with Eran Broshy.  As described above, our Chairman, Eran Broshy, has been engaged to provide consulting services to the Company pursuant to a consulting agreement entered into effective August 1, 2009.  Pursuant to the consulting agreement, which has a term of three years, Mr. Broshy will earn a consulting fee of $100,000 per year.

STOCKHOLDER PROPOSALS FOR 2011 ANNUAL MEETING

Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, if a stockholder of the Company wishes to present a proposal for consideration for inclusion in the Proxy Statement for the 2011 Annual Meeting of Stockholders, the proposal must be sent by certified mail-return receipt requested and must be received at the executive offices of the Company at 500 Atrium Drive, Somerset, NJ, 08873, no later than December 30, 2010.  All proposals must conform to the rules and regulations of the SEC.  Under the Company’s by-laws, in order for a proposal to be raised at the 2011 Annual Meeting of Stockholders without any discussion of the matter in the proxy statement, the proposing stockholder must provide notice of such proposal, and specified accompanying information, to the Company no earlier than February 8, 2011 and no later than March 2, 2011.

PROXY
INVENTIV HEALTH, INC.
500 Atrium Drive
Somerset, New Jersey 08873

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints R. Blane Walter and David S. Bassin as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent to vote as designated on the reverse side of this card all of the shares of Common Stock of inVentiv Health, Inc. held of record by the undersigned on April 12, 2010 at the 2010 Annual Meeting of Stockholders to be held on June 8, 2010 or any adjournment or postponement thereof.

[TO BE SIGNED ON REVERSE SIDE.]

PLEASE RETAIN THIS ADMISSION TICKET
for the
Annual Meeting of Stockholders
of
INVENTIV HEALTH, INC.
JUNE 8, 2010
9:00 A.M., EST

The undersigned hereby appoints R. Blane Walter and David S. Bassin as proxies, each with the power to appoint his substitute, and hereby authorizes them to vote as designated on the reverse side of this card all of the shares of Common Stock of inVentiv Health, Inc. held of record by the undersigned on April 12, 2010 at the 2010 Annual Meeting of Stockholders to be held on June 8, 2010 or any adjournment or postponement thereof.

IT IS IMPORTANT THAT YOUR SHARES ARE REPRESENTED AT THIS ANNUAL MEETING, WHETHER OR NOT YOU ATTEND THE ANNUAL MEETING IN PERSON. TO MAKE SURE YOUR SHARES ARE REPRESENTED, WE URGE YOU TO COMPLETE AND MAIL THE PROXY CARD BELOW OR VOTE VIA THE INTERNET OR BY TELEPHONE.  IF YOU VOTE OVER THE INTERNET OR BY TELEPHONE, YOU DO NOT NEED TO RETURN YOUR PROXY CARD BY MAIL

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR proposals 1 and 2.  This proxy, when executed, will be voted in the discretion of the proxies on such other business as may properly come before the 2010 Annual Meeting, including any motion to adjourn or postpone the meeting.

VOTE BY INTERNET – www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. EST on June 7, 2010.  Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE – 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. EST on June 7, 2010.  Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet.  To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

The Board of Directors recommends you vote FOR the following:

1.  Election of Directors
     Nominees

01 Eran Broshy; 02 R. Blane Walter; 03 Terrell G. Herring; 04 Mark E. Jennings; 05 Per G.H. Lofberg; 06 A. Clayton Perfall; 07 Craig Saxton, M.D.

                 FOR ALL |_|          WITHHOLD ALL |_|              WITHHOLD ALL EXCEPT  |_|

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below

__________________________________________

The Board of Directors recommends you vote FOR the following:

Proposal Number 2 – Ratify appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010.

                  FOR |_|          AGAINST |_|              ABSTAIN  |_|

IF YOU PLAN TO ATTEND THE 2010 ANNUAL MEETING OF STOCKHOLDERS, PLEASE MARK THE APPROPRIATE BOX ON THE PROXY CARD BELOW.  PRESENT THIS TICKET TO THE INVENTIV HEALTH, INC. REPRESENTATIVE AT THE ENTRANCE TO THE MEETING ROOM.

Do you plan to attend the 2010 Annual Meeting? YES [ ]   NO [ ]

Please sign exactly as name appears above. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Joint owners should each sign personally.  All holders must sign.  If a corporation or partnership, please sign in full corporate or partnership name, by an authorized officer.

Signature Signature Dated , 2010 -------------------- ------------------- --------- IF HELD JOINTLY

IMPORTANT NOTICE REGARDING INTERNET
AVAILABILITY OF PROXY MATERIALS

The Notice of Annual Meeting, Annual Report and Proxy Statement for the 2010 Annual Meeting of Stockholders are available at www.inventivhealth.com

APPENDIX A

INVENTIV HEALTH, INC.

CORPORATE GOVERNANCE POLICY ON MAJORITY VOTING

Each nominee for election to the Board of Directors in an election where the number of nominees does not exceed the number of directors to be elected (a "non-contested election") will as a condition to such nomination submit a resignation to the Board in accordance with the Corporation's By-Laws.  If an incumbent nominee does not receive the vote of at least the majority of the votes cast at any meeting for the election of directors at which a quorum is present, the director will promptly tender his or her resignation to the Board of Directors in accordance with the By-Laws of the Corporation.  For purposes of this corporate governance policy, a majority of votes cast means that the number of shares voted "for" a director's election exceeds the number of shares as to which authority to vote is withheld for that director's election.  Votes cast include votes to withhold authority in each case and exclude abstentions and broker non-votes.

If an incumbent director nominated in a non-contested election is not elected, the Board of Directors will determine, through a process managed by the Nominating and Corporate Governance Committee (or, if otherwise determined by the Board of Directors, by another body of independent directors) (the "Committee") whether to accept or reject the tendered resignation at the next regularly scheduled meeting of the Board of Directors.   The Committee will make a recommendation to the Board of Directors as to whether to accept or reject the tendered resignation, or whether other action should be taken.  The Board of Directors will act on the tendered resignation, taking into account the Committee's recommendation, and publicly disclose (by a filing with the Securities and Exchange Commission) its decision regarding the tendered resignation and the rationale behind the decision within 120 days from the date of the certification of the election results.  Unless the Board determines that retention of the director is clearly in the best interests of the Corporation, the Board of Directors will accept the resignation.  The director who tenders his or her resignation will not participate in the recommendation of the Committee or the decision of the Board of Directors with respect to his or her resignation.  If such incumbent director's resignation is not accepted by the Board of Directors, such director will continue to serve until the next annual meeting and until his or her successor is duly elected, or his or her earlier resignation or removal.

If an incumbent director's resignation is accepted by the Board of Directors, or if a nominee for director is not elected and the nominee is not an incumbent director, then the Board of Directors, in its sole discretion, may fill any resulting vacancy or may decrease the size of the Board of Directors in accordance with the By-Laws.

The Nominating and Corporate Governance Committee will have plenary authority to interpret this corporate governance policy, including as to whether an election is a contested election or a non-contested election.  This corporate governance policy will be summarized or included in each proxy statement relating to an election of directors of the Corporation.

B-1